UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 15, 2008 (February 13, 2008)
SPHERIS INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	333-132641	62-1805254

(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

9009 Carothers Pkwy., Ste. C-3, Franklin, Tennessee		37067

(Address of Principal Executive Offices)		(Zip Code)
Registrant’s telephone number, including area code: (615) 261-1500
Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On February 13, 2008, David J. Wenstrup rotated off the Board of Directors of Spheris Inc. (the “Company”). Mr. Wenstrup served on the Board of Directors of the Company as a representative of Warburg Pincus Private Equity VIII, L.P. (“Warburg”), the beneficial owner of a majority of the Company’s outstanding stock. Mr. Wenstrup cited no disagreement on any matter relating to the Company, its operations, policies or practices as cause for his rotation off the Board of Directors of the Company.
     On February 13, 2008, Spheris Holding II, Inc., the sole stockholder of the Company, pursuant to an Action Taken on Written Consent, elected Tenno Tsai to the Company’s Board of Directors. On February 13, 2008, the Board of Directors of the Company appointed Mr. Tsai to serve on the Company’s Audit Committee and Nominating and Corporate Governance Committee. Mr. Tsai was elected to replace Mr. Wenstrup as a representative of Warburg on the Board of Directors of the Company and the Company’s Audit Committee and Nominating and Corporate Governance Committee pursuant to the Stockholders’ Agreement, dated November 5, 2004 and amended as of August 17, 2006 and May 2, 2007, by and among Spheris Holding III, Inc. and the Warburg Investors (as defined therein), TowerBrook Investors L.P. and Spheris Investment LLC. Joel Ackerman will continue to serve as a representative of Warburg on the Board of Directors of the Company.
     A copy of the press release announcing Mr. Wenstrup’s rotation off the Board of Directors of the Company and Mr. Tsai’s election to the Board of Directors of the Company is included herewith as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibit.
(d) Exhibit:
     The following exhibit is filed or furnished herewith as noted above:

Exhibit Number	Description

99.1	Press Release dated February 15, 2008

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPHERIS INC.
Date: February 15, 2008	By:	/s/ Gregory T. Stevens
Gregory T. Stevens
Chief Administrative Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated February 15, 2008

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